Exhibit 10.25

AGREEMENT RELATING TO MASTER DEVELOPMENT AGREEMENT, GRAIN

SUPPLY AGREEMENTS AND REAL ESTATE OPTION

THIS AGREEMENT RELATING TO MASTER DEVELOPMENT AGREEMENT, GRAIN SUPPLY AGREEMENTS AND REAL ESTATE OPTION (this “Agreement”) is made as of the 23rd day of March, 2010 (the “Execution Date”) by NEBRASKA ENERGY, LLC (“NELLC”), AVENTINE RENEWABLE ENERGY HOLDINGS, INC. (“Holdings”), AVENTINE RENEWABLE ENERGY - AURORA WEST LLC (“Aurora West”, and, together with NELLC and Holdings, the “Reorganized Debtors”) and AURORA COOPERATIVE ELEVATOR COMPANY (“Aurora Coop”).

Recitals:

A.                                   The Debtors’ First Amended Chapter 11 Plan of Reorganization Dated January 13, 2010 [Docket No. 678] (the “Plan”) was confirmed by the Bankruptcy Court for the District of Delaware on February 24, 2010, and became effective on March 15, 2010 (the “Effective Date”).

B.                                     NELLC, Holdings, Aurora West, as assignee of Holdings pursuant to that certain Assignment and Assumption Agreement dated August 13, 2007, and Aurora Coop are parties to a certain Master Development Agreement (as amended by this Agreement, the “MDA”) entered into as of August 1, 2006 and assumed by the Reorganized Debtors as a part of the Plan.

C.                                     Aurora Coop is a party to a certain Amended and Restated NELLC Grain Supply Agreement with NELLC (the “NELLC Grain Supply Agreement”) and a certain Aventine Grain Supply Agreement with Holdings, both of which are dated August 1, 2006 (collectively, the “Grain Supply Agreements”) and have been assumed by the Reorganized Debtors as a part of the Plan.

D.                               Aurora Coop has a Real Estate Option (the “Option”) to repurchase from Holdings Lots 5 and 6 in the Aurora West Subdivision in Aurora, Hamilton County, Nebraska (the “Aurora West Property”) upon the occurrence of certain events, as set forth in that certain Agreement for the Purchase and Sale of Aurora Co-Op Real Estate (the “Purchase Agreement’) dated June 5, 2006 and evidenced by a Memorandum of Option recorded in the records of the Hamilton County, Nebraska on August 11, 2006 at Book 46 Page 29.

E.                                 The Reorganized Debtors and Aurora Coop desire to amend the MDA, the Grain Supply Agreements, and the Option, to reaffirm the Option as amended herein (the “Amended Option”), and to enter into certain other agreements.

For the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Grain Storage Capacity. As of the Effective Date, the Reorganized Debtors and Aurora Coop agree to the following amendments to the MDA:

a.                                       The requirement that the grain conveyor system to be constructed by Holdings and Aurora West on the Aurora West Property include storage for at least 1,000,000 bushels of grain shall be deleted and the MDA shall provide in lieu thereof that such system include storage for 500,000 bushels of grain on the Aurora West Property.

b.                                      Aurora Coop agrees to build storage capacity on its property (the “Coop Property’) adjacent to the Aurora West Property in the amount of not less than 500,000 bushels to be able to meet the grain supply needs of both Holdings and NELLC.

2.               Performance Penalties. Upon two (2) business days after the Execution Date, Aurora West shall pay to Aurora Coop by wire transfer all penalties accrued under Section 10.2 of the MDA through and including the Effective Date and all penalties under Section 10.2 of the MDA that will accrue during the period commencing on the Effective Date through September 30, 2010.

3.               Easements. The Reorganized Debtors and Aurora Coop agree to negotiate in good faith to grant each other reciprocal easements that will be mutually beneficial to the operations of the parties on the Aurora West Property, the Coop Property, and the property owned by NELLC which is adjacent to the Coop Property.

4.               Site Maintenance. Holdings and Aurora Coop agree to negotiate in good faith to establish standards for ongoing site maintenance and grounds- keeping with respect to the Aurora West Property.

5.               Amendments to Grain Supply Agreements.  Throughout its bankruptcy, NELLC paid for all grain purchased from the Aurora Coop one (1) business day in advance of the delivery date (the “Payment Terms”). As of the Effective Date, the Grain Supply Agreements are amended to provide that the

Payment Terms shall apply to all grain purchases made thereunder, provided that the Reorganized Debtors and Aurora Coop agree to review the Payment Terms annually. Aurora Coop agrees to pay one-half of any interest expense incurred by the Reorganized Debtors as a result of making payments for grain purchases in advance up to a maximum interest amount of five percent (5%) per annum. Aurora Coop agrees that its claim against NELLC based upon NELLC’s alleged repudiation of the NELLC Grain Supply Agreement is resolved by this Agreement, and such claim is hereby withdrawn.

6.               Real Estate Option Extension and Amendment. Aurora Coop has the Option to repurchase the Aurora West Property upon the occurrence of certain events, as set forth in the Purchase Agreement. The Reorganized Debtors and the Aurora Coop hereby agree that Section 6.9 of the Purchase Agreement is hereby amended in its entirety to read as follows:

6.9     Amended Option to Repurchase in Certain Events. In the event Purchaser and/or its assignee fail to recommence construction of the ethanol plant located on the Property (the “Aurora West Facility”) on or before January 1, 2012, or, in the event construction is recommenced, Purchaser and/or its assignee fail to diligently pursue construction of the Aurora West Facility to completion on or before July 1, 2012, barring the occurrence of one or more force majeure events (as described in Section 18.1 of the Master Development Agreement, as amended, (the “MDA”)), then, in addition to and not in limitation or derogation of any other rights Seller may have hereunder or under any other agreements with Purchaser and/or its assignee or otherwise at law or in equity, Seller shall have the right and option (the “Amended Option”) at any time thereafter to repurchase the Property from Purchaser and/or its assignee for an aggregate amount equal to $16,500.00 per acre increased by the aggregate amount, if any, Purchaser and/or its assignee has paid Seller to reimburse Seller for the cost and expense incurred by Seller to construct the Loop Tracks, the Gravel Service Road, the Switches and Crossover Tracks, the Entry Road and the Overpass, each as defined in the MDA, and reduced by the aggregate amount, if any, of the performance penalties that have accrued pursuant to the MDA to the date on which the Amended Option is exercised as a result of the failure of Purchaser and/or its assignee to meet the performance criteria set forth in the MDA. In the event Seller elects to exercise the Amended Option, closing (the “Closing”) shall occur within thirty (30) days of the date on which the Amended Option is exercised, Purchaser and/or its assignee shall convey marketable title to Seller at Closing, and the purchase price as determined hereunder shall be payable by Seller to Purchaser and/or its assignee, together with interest at the applicable federal rate, in equal annual installments over a period of ten (10) years, commencing on the date of the Closing. In the event Seller elects to exercise its right to repurchase the Property, any penalties relating to the continued failure by Purchaser and/or its assignee to meet the performance criteria set forth in the MDA will cease to accrue as of the date on which the Amended Option is exercised. The parties agree that Seller shall have the right to record a memorandum of the Amended Option with the Hamilton County Register of Deed’s office, Hamilton County, Nebraska in order to provide record notice of Seller’s rights hereunder. Such memorandum shall be in the form of Exhibit A which is attached hereto, and which the parties will execute contemporaneously herewith.

7.               Termination of the Amended Option. The Amended Option shall terminate when the Aurora West Facility is completed and fully operational for the production of a minimum of 90,000,000 gallons of ethanol per year for a period of thirty (30) consecutive business days; or, if not previously terminated, on the later of (i) July 31, 2012, or (ii) thirty (30) days after any stay of Aurora Coop’s right to exercise the Amended Option has expired.

8.               Reaffirmation. The Reorganized Debtors hereby reaffirm the rights of the Aurora Coop under the Amended Option.

9.               Payments. Upon two (2) business days after the Execution Date, in consideration of the mutual promises made by the parties herein, Aurora West shall pay Aurora Coop $1,120,000.00 by wire transfer in order to waive Aurora West’s and Holdings’ obligation to construct an additional grain storage facility pursuant to section 6.1 of the MDA.

10.                                 Reconciliation. Attached hereto as Exhibit B is a reconciliation of the amounts owed by the parties prepared by the Reorganized Debtors, which shows a net payment due from Aurora West to Aurora Coop on the Execution Date of $3,016,168.34, which amount shall be paid by wire transfer two (2) business days after the Execution Date.

11.                                 Miscellaneous. This Agreement shall be governed by the internal laws of the State of Nebraska. Any uncertainty or ambiguity existing herein shall not be interpreted against any party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

Executed on the day and year first hereinabove written.

AURORA COOPERATIVE ELEVATOR COMPANY

By:	/s/ Illegible
Name:
Title: CFO

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Executed on the day and year first hereinabove written.

AURORA COOPERATIVE ELEVATOR COMPANY

By:
Name:
Title:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Thomas Manuel
Name: Thomas Manuel
Title: CEO & President

NEBRASKA ENERGY, L.L.C.

By:	/s/ Thomas Manuel
Name: Thomas Manuel
Title: CEO & President

AVENTINE RENEWABLE ENERGY - AURORA WEST LLC

By:	/s/ Thomas Manuel
Name: Thomas Manuel
Title: CEO & President

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$21.00 #587 State of Nebraska County of Hamilton Filed for record 4-1-2010 at 9.15 M, and recorded in misc. Book 48 page 77 Patricia L. Anderson, County Clerk Donna Driewer, Deputy

REGISTERED	Illegible
RECORDED	Illegible
COMPARED	Illegible
O.K.	Illegible

EXHIBIT A

MEMORANDUM OF AMENDED REAL ESTATE OPTION

This Memorandum of Amended Real Estate Option (this “Memorandum”) is made as of the 15th day of March, 2010, by and between Aventine Renewable Energy Holdings, Inc., a Delaware corporation (“Optionor”) and Aurora Cooperative Elevator Company, Aurora, Nebraska, a Nebraska cooperative corporation (“Optionee”).

1.             Legal Description. Optionor has granted Optionee an option (the “Option”) to repurchase the real property as described in that certain Agreement of Purchase and Sale dated as of June 5, 2006. The real property subject to the Option is described on Schedule I attached hereto and incorporated herein by this reference.

2.             Amendment. Optionor and Optionee have entered into an Agreement Relating to Master Development Agreement, Grain Supply Agreements and Real Estate Option (the “Agreement”) dated as of March 15, 2010 which amends the Option to change the conditions under which the Option may be exercised and to extend the term thereof.

3.             Remaining Terms. The rest and remaining terms of the Option as set forth in the Agreement are hereby incorporated into this Memorandum by this reference as if they were set forth in full,.

“OPTIONOR”

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Thomas Manuel
Name:	Thomas Manuel
Its:	President

“OPTIONEE”

AURORA COOPERATIVE ELEVATOR COMPANY

By:	/s/ George Hohwieler
Name:	George Hohwieler
Its:	President and Chief Executive Officer

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STATE OF	Illinois	)
)ss.
COUNTY OF	Tazewell	)

The foregoing instrument was acknowledged before me this 23rd day of March, 2010 by Thomas Manuel, President of Aventine Renewable Energy Holdings, Inc., on behalf of the corporation.

/s/ Emily B. Smith
Notary Public

STATE OF NEBRASKA	)
)ss.
COUNTY OF HAMILTON	)

The foregoing instrument was acknowledged before me this 25th day of March, 2010, by George Hohwieler, President and Chief Executive Officer of Aurora Cooperative Elevator Company.

/s/ Lisa M. Keller
Notary Public

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Schedule I

Lots Five (5) and Six (6), Aurora West Subdivision, Aurora, Hamilton County, Nebraska

Execution Copy

EXHIBIT B

Aventine Companies and Aurora Coop Set Off Amounts

		Due To		Due To
		Aventine	Due To	Aventine
		Renewable	Aventine	Renewable	Due To
		Energy	Renewable	Energy - Aurora	Nebraska	Consolidated
Amounts owed by Aurora Cooperative Elevator Company	Due From	Holdings, Inc.	Energy, Inc.	West, LLC	Energy, LLC	Totals

Wet Distiller’s Grains & CCDS sales transactions	Aurora Cooperative Elevator Company				$797,739.14	$797,739.14

Dried Distiller’s Grains sales transactions	Aurora Cooperative Elevator Company		$5,890.39			$5,890.39

Wet Distiller’s Grains Marketing Fee (Aug-08 thru Feb-10)	Aurora Cooperative Elevator Company				$195,976.64	$195,976.64

Amounts owed by Aurora Cooperative Elevator Company		$—	$5,890.39	$—	$993,715.78	$999,606.17

		Due From		Due From
		Aventine	Due From	Aventine
		Renewable	Aventine	Renewable	Due From
		Energy	Renewable	Energy - Aurora	Nebraska
Amounts owed by Aventine Companies	Due To	Holdings, Inc.	Energy, Inc.	West, LLC	Energy, LLC

Road Construction Costs	Aurora Cooperative Elevator Company			$673,051.89		$673,051.89

Pre-petition corn sales transactions	Aurora Cooperative Elevator Company				$130,577.64	$130,577.64

Pre-petition supplies sales transactions	Aurora Cooperative Elevator Company				$8,659.98	$8,659.98

Master Development Agreement Penalties	Aurora Cooperative Elevator Company			$2,083,485.00		$2,083,485.00

Waiver of Requirement to Construct Additional Grain Storage Facility	Aurora Cooperative Elevator Company			$1,120,000.00		$1,120,000.00

Amounts owed by Aventine Companies		$—	$—	$3,876,536.89	$139,237.62	$4,015,774.51

Net owed to (due from) Aurora Cooperative Elevator Company		$—	$(5,890.39)	$3,876,536.89	$(854,478.16)	$3,016,168.34

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